UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                  CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934




      Date of Report (Date of earliest reported) September 7, 2004

                             ICTS INTERNATIONAL N.V.
             (Exact name of registrant as specified in its chapter)

                                 The Netherlands

                          (State or other jurisdiction
                                of incorporation)

                                     0-28542
                            (Commission File Number)

                                   00-0000000
                                  (IRS Employer
                               Identification No.)


               Biesbosch 225, 1181 JC Amstelveen, The Netherlands
              (Address of principal executive offices) (Zip Code)



     Registrant's telephone number, including area code: 011-31-20-347-1077









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Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule
or Standard: Transfer of Listing

The Registrant has received a letter from NASDAQ indicting that for the last 30 consecutive trading days, The Company's common shares has not maintained a minimum market value of publicly held shares ("MVPHS") of $5,000,000 as required for continued inclusion under Marketplace Rule 4450(a)(2) (the "Rule"). In accordance with Marketplace Rule 33450(e)(1), the Company will be provided
90 calendar days, or until November 24, 2004 to regain compliance. If, at anytime before November 24, 2004, the MVPHS is $5,000,000 or more for a minimum of 10 consecutive trading days, the Staff will provide written notification that the Company complies with the Rule. If compliance with this Rule cannot be demonstrated by November 24, 2004, the Staff will provide written notification that the Company's securities will be delisted.


Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers

In accordance with the laws of The Netherlands, at the Annual Shareholders Meeting held on August 31, 2004 the shareholders elected Ran Langer and Avraham Dan as managing directors of the Management Board which is the Operating Board of the Company.

Mr.Ran Langer Mr.Ran Langer (59), from 1979 through 1986 Mr. Langer had various duties with El Al Israel Ainlines in their security department in its European operations in German and England. From 1986 to 1988 he was in priate business. From 1988-1998 he was general manager of the German Subsidiaries for ICTS and from 1998 to the present he is the joint general manager of Seehafen Rostock urnschlagsgesellschaft mbH, a company which is owned by the principal shareholder of ICTS.

Avraham Dan (59) was Chief  Executive  Officer and Director of
Pazchem Limited, a chemical Company for the period 1995-2001. From 2001, 2004 he was an independent consultant. He Joined ICTS in June 2004 as the Chief Financial Officer and became a managing director in August 2004.

Mr. Barnea has stepped down as Managing Director and CEO of ICTS.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ICTS INTERNATIONAL N.V.
                                                   (Registrant)

Date  September 9, 2004                         By: /s/ Avraham Dan
                                                 --------------------------
                                                Avraham Dan, Managing Director